News Release	Corporate Communications 262 N. University Dr. Farmington, UT 84025	Phone: 801-447-3000

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 801-447-3035	Phone: 801-447-3168
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Acquires Camp Chef

Acquisition Adds Leading Outdoor Cooking Brand to Vista Outdoor’s Recreation Portfolio

Transaction Enhances Vista Outdoor’s Presence in Camping Market

Farmington, Utah, September 1, 2016 - Today, Vista Outdoor Inc. (NYSE: VSTO) announced it has acquired privately owned Camp Chef (Logan Outdoor Products, LLC and Peak Trades, LLC), a leading provider of outdoor cooking solutions. Camp Chef’s high-quality products deliver efficient ways to cook for almost any outdoor gathering, from camping to dinner on the back patio. The brand offers more than 250 products including camp stoves, barbecue grills, pellet grills, smokers, fire pits, and a full line of cast-iron cookware and accessories.

The completed transaction enhances Vista Outdoor’s position within one of the camping market’s most attractive categories, complementing its already broad portfolio of 50 brands in shooting sports and outdoor recreation. Wholesale dollar sales in the camping category grew at a 6% Compound Annual Growth Rate (CAGR) from 2010 to 2015 (source: Sports & Fitness Industry Association). Camp Chef’s sales growth has been fueled by a strong product development pipeline and user-friendly products.

“The Camp Chef transaction aligns with Vista Outdoor’s strategy to deliver long-term value through acquiring complementary, market-leading brands that will benefit from Vista Outdoor's balance sheet, distribution network, and sales and marketing expertise,” said Chairman and Chief Executive Officer Mark DeYoung. “Led by an entrepreneurial management team, Camp Chef has a nimble and responsive product development process. Camp Chef continues to grow its market share in the outdoor cooking category, and the brand serves many of our current consumers who are engaged in a wide variety of outdoor pursuits. Acquiring Camp Chef strengthens our leadership position in outdoor recreation, allows us to enter the growing camping and outdoor cooking market, and the brand's effective multi-product, multi-channel strategy increases our presence across both brick-and-mortar and ecommerce distribution platforms.”

Vista Outdoor will pay a total purchase price of $74 million for Camp Chef, comprised of $60 million in cash paid at closing and $14 million in cash to be paid out in equal installments on the first, second and third anniversaries of the closing date, subject to certain conditions described below. However, the effective purchase price is lower, due to value created by certain tax assets resulting from the transaction and the deferred purchase price structure, leading to an effective multiple of approximately 6.4x Camp Chef’s expected calendar year 2016 EBITDA. Vista Outdoor financed the purchase price paid at closing using borrowings under its existing revolving credit facility. Vista Outdoor expects the acquisition to be slightly accretive to FY17 earnings per share (EPS), including impacts associated with transaction expenses. A majority of the payment of $14 million of deferred purchase price will be contingent on continued employment of key members of management and certain other conditions. As a result, Vista Outdoor plans to record the payments conditioned on continued employment as a compensation expense in future periods in accordance with GAAP. However, for purposes of presenting certain non-GAAP financial measures, including adjusted EPS, Vista Outdoor expects to treat those deferred payments as deferred purchase price and will therefore adjust the payments out of its financial results in future periods as payments are made. The purchase price will also be subject to a customary working capital adjustment. Additional information, including impact on full-year guidance, related to Camp Chef will be presented during Vista Outdoor's second quarter FY17 earnings call and webcast.

Camp Chef was founded in 1990 in Logan, Utah, and has approximately 50 employees. The company will be integrated into the Outdoor Products segment of Vista Outdoor.

“Camp Chef is excited to join the exceptional family of Vista Outdoor brands,” said Ty Measom, Camp Chef President. “The opportunity to be part of this dynamic company will provide for the future growth and success of Camp Chef as a leader in our market. The hard work and dedication of Camp Chef employees, past and present, has made Camp Chef what it is today. We look forward to the opportunities ahead.”

About Vista Outdoor
Vista Outdoor is a leading global designer, manufacturer and marketer of consumer products in the growing outdoor sports and recreation markets. The company operates in two segments, Shooting Sports and Outdoor Products, and has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. Vista Outdoor is headquartered in Utah and has manufacturing operations and facilities in 13 U.S. States, Canada, Mexico and Puerto Rico along with international customer service, sales and sourcing operations in Asia, Australia, Canada, Europe and New Zealand. For news and information, visit www.vistaoutdoor.com or follow us on Twitter @VistaOutdoorInc and Facebook at www.facebook.com/vistaoutdoor.

Cautionary Note Regarding Forward-looking Statements
Certain statements in this press release, including statements regarding the expected future financial performance of Camp Chef and the impact of that performance on Vista Outdoor, constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements. All such forward-looking statements involve estimates and assumptions and are subject to a number of risks and uncertainties, many of which are beyond Vista Outdoor’s control, which could cause actual results to differ materially from the expectations described in the forward-looking statements. Among those risks and uncertainties are: assumptions regarding demand for Camp Chef’s products; the risk that the anticipated benefits and cost savings from the transaction may not be fully realized or may take longer than expected to realize; the ability of Vista Outdoor to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners of Camp Chef; costs or difficulties related to the integration of the business following completion of the transaction; and changes in the business, industry or economic conditions or competitive environment. Vista Outdoor undertakes no obligation to update any forward-looking statements. For further information on factors that could impact Vista Outdoor, and the statements contained herein, please refer to Vista Outdoor's most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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